                                                   -----------------------------
                                                   OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number: 3235-0145
                                                   -----------------------------
                                                   Expires: December 31, 2005
                                                   -----------------------------
                                                   Estimated average burden
                                                   hours per response. . . 11
                                                   -----------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*


                          Vicuron Pharmaceuticals Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    926471103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 12, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO. 926471103                                            PAGE 2 of 7 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Europe IV GP Co. Limited
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Guernsey, Channel Islands
--------------------------------------------------------------------------------
                        5. SOLE VOTING POWER
                                    0
                        --------------------------------------------------------
   NUMBER OF SHARES     6. SHARED VOTING POWER
BENEFICIALLY OWNED BY               *1,139,914
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7. SOLE DISPOSITIVE POWER
                                    0
                        --------------------------------------------------------
                        8. SHARED DISPOSITIVE POWER
                                    *1,139,914
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   *1,139,914
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   *2.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   CO
--------------------------------------------------------------------------------

* This filing does not include shares owned by funds managed and advised by Apax Partners, Inc., nor shares owned by funds managed by Apax Partners SA.

--------------------------------------------------------------------------------
CUSIP NO. 926471103                                            PAGE 3 of 7 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Europe IV, GP L.P.
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
                        5. SOLE VOTING POWER
                                    0
                        --------------------------------------------------------
   NUMBER OF SHARES     6. SHARED VOTING POWER
BENEFICIALLY OWNED BY               *1,139,914
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7. SOLE DISPOSITIVE POWER
                                    0
                        --------------------------------------------------------
                        8. SHARED DISPOSITIVE POWER
                                    *1,139,914
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   *1,139,914
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   *2.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   PN
--------------------------------------------------------------------------------

* This filing does not include shares owned by funds managed and advised by Apax Partners, Inc., nor shares owned by funds managed by Apax Partners SA.

                                                               PAGE 4 of 7 PAGES
Item 1.   (a)    Name of Issuer:

                 Vicuron Pharmaceuticals Inc.

          (b)    Address of Issuer's Principal Executive Offices:

                 455 South Gulph Road
                 King of Prussia, PA  19406
                 USA

Item 2.   (a)    Name of Person(s) Filing:

                 (i) Apax Europe IV GP Co. Limited, a Guernsey limited partnership, and
                 (ii) Apax Europe IV, GP L.P., a Delaware limited partnership, under the following capacities:

                         Apax Europe IV GP Co. Limited is the General
                         Partner of Apax Europe IV, GP L.P., which is the Managing General Partner of the following funds, each of which owns shares of Common Stock of the
                         Issuer:

                              Apax Europe IV - A, L.P.
                              Apax Europe IV - B, L.P.
                              Apax Europe IV - C GmbH & Co.KG
                              Apax Europe IV - D, L.P.
                              Apax Europe IV - E, L.P.
                              Apax Europe IV - F, C.V.
                              Apax Europe IV - G, C.V.
                              Apax Europe IV - H GmbH & Co.KG

                 The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person.

          (b)    Address of Principal Business Office or, if none,
                 Residence:

                 13 - 15 Victoria Road
                 St Peter Port
                 Guernsey
                 Channel Islands GY1 3ZD

          (c)    Citizenship:

                 Apax Europe IV GP Co. Limited
                 Guernsey

                 Apax Europe IV, GP L.P.
                 Delaware

                                                        PAGE 5 OF 7 PAGES

          (d)    Title of Class of Securities:

                 Common Stock, par value $0.001 per Share

          (e)    CUSIP Number:

                 926471103

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)       [ ]    Broker or dealer registered under Section 15 of the Act.
(b)       [ ]    Bank as defined in Section 3(a)(6) of the Act.
(c)       [ ]    Insurance company as defined in Section 3(a)(19) of the Act.
(d)       [ ]    Investment company registered under Section 8 of the Investment
                 Company Act of 1940.
(e)       [ ]    An investment adviser in accordance with
                 ss.240.13d-1(b)(1)(ii)(E).
(f)       [ ]    An employee benefit plan or endowment fund in accordance with
                 ss.240.13d-1(b)(1)(ii)(F).
(g)       [ ]    A parent holding company or control person in accordance with
                 ss.240.13d-1(b)(1)(ii)(G).
(h)       [ ]    A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act.
(i)       [ ]    A church plan that is excluded from the definition of an
                 investment company under Section 3(c)(14) of the Investment
                 Company Act of 1940.
(j)       [ ]    Group, in accordance withss.240.13d-1(b)(1)(ii)(J).



Item 4.   Ownership.

(a)       Amount beneficially owned:   1,139,914.

(b)       Percent of class:   2.1.

(c)       Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote NIL.

          (ii)  Shared power to vote or to direct the vote 1,139,914.

          (iii) Sole power to dispose or to direct the disposition of NIL.

          (iv) Shared power to dispose or to direct the disposition of 1,139,914.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

                                                               PAGE 6 OF 7 PAGES

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

                                                               PAGE 7 OF 7 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         19 September 2003
-----------------------------------
               (Date)


APAX EUROPE IV GP CO. LIMITED            APAX EUROPE IV, GP LP
                                         BY: APAX EUROPE IV GP CO. LIMITED
                                                  its General Partner

BY:    /s/ Denise J. Banks            BY:      /s/ Denise J. Banks
   --------------------------------       ----------------------------------
            (Signature)                             (Signature)

    Denise J. Banks, Director               Denise J. Banks, Director
-----------------------------------    -------------------------------------
            (Name/Title)                            (Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)